Exhibit 99.1

For Immediate Release

Contact:
Sinoenergy Corporation	CCG Elite Investor Relations Inc.
Ms. Laby Wu, CFO	Mr. Crocker Coulson, President
Phone: +86-10-8492-8149	Phone: +1-646-213-1915 (New York)
Email: labywu@gmail.com	Email: crocker.coulson@ccgir.com

Sinoenergy Corporation Announces
First Quarter 2007 Results

Qingdao, China, May 21 , 2007--Sinoenergy Corporation (OTC Bulletin Board: SNEN), a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment and a designer, developer and operator of CNG filling stations in China, today announced  its financial results for the first quarter ended March 31, 2007.

First Quarter 2007 Highlights

•	Revenues increased 5% from the first quarter of 2006 to a record quarterly revenues of $2.6 million
•	Gross profit was $1.0 million, compared to $1.1 million in the first quarter of 2006
•	Operating income was $413,000 million, a decrease of 42% from $714,000 in the first quarter of 2006
•	Net income increased to $350,000, or $0.02 per fully diluted share, as a result of a tax holiday in 2007

First Quarter 2007 Results

Net revenue was $2.6 million for the quarter ended March 31, 2007, up 5% from $2.5 million in the first quarter of 2006. The modest growth in year over year revenues was due to a restructuring of the Company's non-standard pressure container manufacturing subsidiary, Yuhan, to focus on design, manufacture and installation of high value-added components that are closely related with storage and transportation of compressed natural gas. As a result, revenue from this segment declined from $1.17 million in the first quarter of 2006, to $783,000 in the first quarter of 2007. The decrease in non-standard pressure container business was offset by increased revenue from CNG station facilities and construction segment, which increased about 38% in the first quarter of 2007 from the first quarter of 2006. In addition, Sinoenergy did not provide technical services for CNG station design and construction for other operators in the first quarter of 2007, as the Company is now focused on its own network of CNG filling stations.

Gross profit for the quarter was $1.0 million, a modest decrease from $1.1 million in the first quarter of 2006. Gross margin was 39.4% in the 2007 quarter, down from 44% in the same period last year. This decline was attributable to the reduction in revenues from CNG filling station design and construction services, which enjoys a higher gross margin than sales of CNG equipment. In addition, during the first quarter of 2007, the Company purchased raw materials for its CNG equipment business that in the past had been provided by its customers, which also contributed to lower margins.

Operating expenses in the March 2007 quarter were $622,000, up 59% from $390,000 in the first quarter of 2006. This increase was primarily due to general and administrative expenses relating to our new CNG station operating segment, which did not generate any revenue in the first quarter of 2007, and higher professional fees resulting from our status as a public company in the United States.

Operating income was $413,000, or 15.7% of revenue, a decrease from $714,000, or 28.6% of revenue, in the first quarter of 2006 due to the factors stated above.

Net income was $350,000, or $0.02 per share (basic and diluted), compared to a net income of $336,000, or $0.02 per share (basic and diluted), in the first quarter of 2006.

“As of today, we have 16 out of a planned initial 30 CNG filling stations under construction and expect to have our first stations in operation by August of 2007 in Wuhan and Pingdingshan,” said Mr. Bo Huang, CEO of Sinoenergy Corporation. “We are also very pleased to note that the company recently signed an intention agreement with Sinopec to obtain additional 200 million cubic meters of natural gas annual supply, which will generate $60 million net revenue with $10 million net income from natural gas process and whole sale business. And the 200 million cubic meters of natural gas supply can be used downstream by 70-80 CNG substations either for substations operated by Sinoenergy or substations owned by third parties by the year 2009.”

Financial Condition

At March 31, 2006, Sinoenergy had approximately $2.5 million in cash and working capital was about $ 6.1 million. The Company utilized cash of $4.0 million for its operations during the first quarter of 2007, primarily due to a $5.2 million of receivables and $4.4 million advance payment to suppliers for CNG station equipment purchased by the Company and its subsidiaries to build the CNG filling stations. The Company funded the negative cash flow from operations from the sale of common stock upon exercise of warrants issued in our June 2006 private placement. During the first quarter of 2007, Sinoenergy received $5.8 million from the exercise of warrants and from April 1, 2007 through May 16, 2007, the Company received an additional $5.5 million, for a total of $11.3 million in net proceeds from the exercise of warrants. The net proceeds strengthen Sinoenergy’s balance sheet and provides the Company with the necessary funds to finance the build out of 30 CNG stations during 2007.

Total liabilities, including short term bank loans and operating payables, stood at $12.8 million. Stockholders’ equity totaled $ 22.3 million at March 31, 2007 compared to $16.0 million at the end of 2006.

Significant Subsequent Events

On April 9, 2007, the Company granted options to purchase 1,118,000 shares of common stock to 36 employees, including senior officers and key staff members.

On April 30, 2007, we received a $2,585,000 short-term loan from Bank of Communication Qingdao 1st Branch (Qingdao Communication Bank) to fund our CNG filing station business. The loan bears the standard interest rate of China People Bank, which was 6.39% at March 31, 2007, and will be adjusted accordingly.

On May 16, 2007, Sinoenergy signed intention agreement with Sinopec to secure the supply of 200 million cubic meter of natural gas per year to Hubei Gather Energy Gas Co., Ltd, a 55% owned Sinoenergy subsidiary, to supply CNG vehicle using for 20 years once the Sichuan-shanghai gas pipelines starts operations. The construction of Sichuan-Shanghai natural gas pipeline is expected to be completed at the end of 2008 and a final agreement between Sinoenergy and Sinopec is expected to be signed then.

In the first quarter of 2007, the Company started the construction of 16 CNG filing stations in Wuhan and Pingdingshan City and expects to start to build an additional 14 CNG filing stations within the next two months in Hunan, Anhui, Zhejiang and Henan provinces to provide services in the central and eastern China regions.

Business Outlook

The Company believes the demand for natural gas over the next several years will experience strong growth, driven by expanded CNG distribution pipelines serving central and eastern China, Chinese government support for CNG as a clean-burning, domestically produced energy source for vehicles, and the strong economic advantage of using CNG to power taxis and buses. Sinoenergy is strategically positioned in five of China’s fastest growing provinces and plans to rapidly expand its network of owned and operated CNG fillings stations.

For the full year 2007, the Company continues to expect to achieve revenues of $30-32 million and operating income of $9-10 million.

“We continue to be very excited by the growth opportunities presented by the CNG vehicle market in China. With the proceeds from the exercise of our warrants that we have received to date, anticipated bank financing, and cash from operations, we believe we have the financial resources to execute our planned construction of 30 CNG filling stations in 2007. Based on our current construction timeline, we expect to begin seeing revenues during the third quarter of 2007 with a meaningful contribution in the fourth quarter,” remarked Mr. Deng Tianzhou, chairman of Sinoenergy Corporation.

“We are also very pleased with the development of our CNG vehicle conversion kit business, and would expect to ship 5,000 kits in the second quarter out of a targeted 15,000 kits of 2007. And we also expect to see strong sales of our CNG truck trailers, CNG deposit systems, and improved shipments of our non standard pressure containers. Based on these factors, we would expect net revenue for the second quarter to be about $6 million to $7 million with net income of $1.5 million to $ 2 million.”

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time on Monday, May 21, 2007 to discuss results for the first quarter result. Joining Mr. Tianzhou Deng, Chairman, will be Mr. Bo Huang, CEO and Ms. Laby Wu, CFO.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 481-7939. International callers should dial (617) 847-8707. The passcode for the call is 491 575 72.

If you are unable to participate in the call at this time, a replay will be available on Monday, May 21 at 12:00 am EDT, through Monday, May 28 at 12:00 am EDT. To access the replay, dial (888) 286-8010. International callers should dial (617) 801-6888. The conference passcode is 106 683 52.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://phx.corporate-ir.net/playerlink.zhtml?c=205975&s=wm&e=1561577. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90 day replay will be available shortly after the call by accessing the same link.

About Sinoenergy:

Sinoenergy is a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as a designer, developer and operator of CNG stations in China. In addition to its CNG related products, the Company also manufactures a wide variety of pressure containers for use in different industries, including the design and manufacture of various types of pressure containers in the petroleum and chemical industries, the metallurgy and electricity generation industries and the food and brewery industries.

Forward-Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward- looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statements reflect our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

—FINANCIAL TABLES FOLLOW—

Sinoenergy Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands of United States dollars)

	March 31, 2007	December 31, 2006
ASSETS	Unaudited	Audited
CURRENT ASSETS
Cash	2,493	588
Accounts receivable(net)
-Related party	646	594
-Third party	2,457	3,777
Other receivables
-Related party	6,470	1,220
-Third party	1,308	1,176
Deposits and prepayments-Third party	4,760	3,187
Deferred expenses	-	4
Inventories	829	937
TOTAL CURRENT ASSETS	18,963	11,483

LONG TERM ASSETS
Long term investment	390	-
Property, plant and equipment (net)	3,629	3,556
Intangible assets	12,044	12,114
Goodwill	676	676
Long term deferred tax asset	4	4
TOTAL ASSETS	35,706	27,833

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short term bank loan	3,879	3,160
Accounts payable
- Related party	452	452
- Third party	370	211
Other payables
- Related party	4,878	4,073
- Third party	1,137	2,359
Accrued expenses	238	176
Warranty accrual	46	40
Advances from customers	1,823	701
Income taxes payable	7	7
TOTAL CURRENT LIABILITIES	12,830	11,179

Minority interests	619	614

STOCKHOLDERS’ EQUITY

Common stock-$.001 Par Value;	21	15

Issued and Outstanding-21,386,115 shares at March 31, 2007, 14,636,472 shares at December 31, 2006
Series A convertible preferred stock-$0.001 Par Value - 5,357,765 shares at March 31, 2007, 5,692,307 shares at December 31, 2006	5	6
Additional paid-in capital	15,777	9,935
Capital surplus	20	20
Statutory surplus reserve fund	1,140	1,140
Retained earnings	4,926	4,576
Accumulated other comprehensive income	368	348
Total stockholders’ equity	22,257	16,040
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	35,706	27,833

Sinoenergy Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands of United States dollars except per-share information)

	Three Months Ended March 31,
	2007	2006 (Restated)

NET REVENUE	2,626	2,500

COST OF REVENUE	-1,591	-1,396

GROSS PROFIT	1,035	1,104

OPERATING EXPENSES
Selling expenses	40	64
General and administrative expenses	582	326

TOTAL OPERATING EXPENSES	622	390

INCOME(LOSS) FROM OPERATIONS	413	714

OTHER INCOME(EXPENSES)
Other non-operating income	1	2
Interest expense	-55	-42
Other expenses	-4	-3
OTHER INCOME (LOSS) NET	-58	-43

INCOME (LOSS) BEFORE INCOME TAXES	355	671
Income tax	-	313
INCOME BEFORE MINORITY INTEREST	355	358
Minority interest	-5	-22
NET INCOME	350	336
Other comprehensive income
Foreign currency translation adjustments	20	-
COMPREHENSIVE INCOME	370	336
Earnings Per Share -Basic	0.02	0.02
Weighted Average Shares Outstanding- Basic	17,561	14,216
Earnings Per Share-Diluted	0.02	0.02
Weighted Average Shares Outstanding- Diluted	23,155	14,216

Sinoenergy Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(In thousands of United States dollars)

	For the Three Months ended March 31,
	2007	2006 (restate)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	350	336
Cost of stock option granted	10	-
Minority interest	5	22
Depreciation	100	73
Amortization of intangible assets	70	74
Provision for doubtful debts	125	-
Changes in operating assets and liabilities:
Decrease/(Increase) in accounts receivable	1,275	-1,781
(Increase) in other receivables, deposits and prepayments	-7,081	-150
Decrease in inventories	108	-223
Increase in accounts payable	159	881
Increase in accrued expenses	68	5
(Increase)/decrease in deferred expenses	-	2
(Decrease)/increase in advances from customers	1,121	-334
(Decrease)/Increase in other payables	-288	446
(Decrease)/increase in income tax payable	-	492

Net cash provided by operating activities	-3,978	-157

CASH FLOWS FROM INVESTING ACTIVITES
Payment for purchase of property, plant and equipment	-173	-65
Payment for purchase of land use right	-	-
Other investment payment	-517

Net cash used in investing activities	-690	-65

CASH FLOWS FROM FINANCING ACTIVITES
Cash received from bank loan	718	-
Cash received from warrants exercise	5,836	-

Net cash provided in financing activities	6,554	-

Effect of changes in exchange rate	19	-

Net increase in cash	1,905	-222
Cash at beginning of the year	588	334

Cash at end of the year	2,493	112
Supplementary Cash flow disclosure:
Interest Paid	55	42
Tax Paid	-	-

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